Exhibit 4(7)

STATE OF ISRAEL

MINISTRY OF FINANCE

ACCOUNTANT GENERAL

May 14, 2020

CONSENT

Re: Registration Statement of State of Israel on Schedule B

I, Rony Hizkiyahu, Accountant General of the Ministry of Finance of the State of Israel, hereby consent to the reference to the Accountant General under the caption “Official Statements” in the Prospectus of the State of Israel included in the Registration Statement filed by the State of Israel on the date hereof with the United States Securities and Exchange Commission and any amendments or supplements thereto.

THE GOVERNMENT OF ISRAEL

MINISTRY OF FINANCE

/s/ Rony Hizkiyahu

Rony Hizkiyahu

Accountant General

Ministry of Finance

Jerusalem, Israel